United States
Securities And Exchange Commission

Washington, D.C. 20549

_________________

FORM 8—K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

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Date of report (date of earliest event reported):  March 26, 2006

SIGNALIFE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-111683 (Commission File Number)	87-0441351 (I.R.S. Employer Identification No.)

531 Main Street
Suite 301
Greenville, South Carolina 29601
(864) 233-2300

(Address of principal executive offices) (Zip Code)
(Registrant's telephone number, including area code:)

N/A

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Recom Managed Systems, Inc. (“we”, “our company” or “Signalife”) files this report on Form 8-K to report the following transactions or events:

Section 8 — Other Events

Item 8.01.

Other Events

On March 26, 2006, we entered into a Sales and Marketing Services Agreement with Rubbermaid Inc. (“Rubbermaid”), a subsidiary of Newell Rubbermaid Inc.  The initial term of the agreement is for one year, and may be renewed by Rubbermaid on an annual basis for up to nine additional years, subject to satisfaction of modest performance benchmarks and other conditions.  Under this agreement, in consideration for the rights to exclusively market and sell the Fidelity 100 Monitor System and our first Signalife Holter Monitor within the United States, Rubbermaid agreed to pay Signalife $2,000,000 following execution of the agreement, and an additional $1,000,000 to renew the agreement for an additional year on the first and second anniversary dates of the agreement (provided, in the event that less than 201 Fidelity 100 Monitor System units have been sold in the first year of the agreement, the first renewal fee shall be reduced to $500,000).  Rubbermaid will, at its cost, put together a national sales force to market the Fidelity 100 Monitor System and the first Signalife Holter Monitor, and will also advertise and otherwise vigorously promote these products in medical literature, at trade shows, and through other mechanisms as set forth in the agreement.  This marketing arrangement may be extended to international sales or other parties upon the mutual consent of both parties.  Other conditions, including provisions for Rubbermaid to bid on our other products pursuant to a right of first refusal, and provisions contemplating the distribution of Rubbermaid’s proprietary medical carts, are set forth in the agreement as well.  In compensation for these services, Rubbermaid will receive 35% of net product sales, as defined in the agreement.  Signalife will, in turn, handle all product manufacturing, fulfillment and product servicing functions.

Section 9 — Financial Statements and Exhibits

Item 9.01.

Financial Statements and Exhibits

(c)

Exhibits:

99.1

Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated at Greenville, South Carolina, this 30th day of March, 2006.

SIGNALIFE, INC., a Delaware corporation
By:	/s/ Pamela M. Bunes
Pamela M. Bunes President and Chief Executive Officer (principal executive officer)